SECURITIES AND EXCHANGE COMMISSION


                             Washington, D. C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 13, 1997
                                (August 1, 1997)


                        GRAY COMMUNICATIONS SYSTEMS, INC.
----------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)
-----------------------------------------------------------------------------




            Georgia                             1-13796                             58-0285030
--------------------------------      -----------------------------      ----------------------------------
 (State or other jurisdiction           (Commission File Number)           (IRS Employer Identification
       of incorporation)                                                              Number)


         126 N. Washington Street,
                 Albany, GA                                  31701
-------------------------------------------------    ----------------------
  (Address of principal executive offices)                (Zip code)


                                 (912) 888-9390
        ----------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

(a) On August 1, 1997, Gray Communications Systems, Inc. (the "Company") purchased from Raycom-U.S., Inc. (the "Seller") substantially all of the assets used in the operation of television station WITN-TV, Inc. broadcast on Channel 7, the NBC affiliate in the Greenville-Washington-New Bern, North Carolina market (the "WITN Acquisition"). The purchase price of approximately $41.4 million consisted of $40.6 million cash, $400,000 in acquisition related costs, and approximately $400,000 in liabilities which were assumed by the Company. Based on a preliminary allocation of the purchase price, the excess of the purchase price over the fair value of net tangible assets acquired was approximately $37.1 million. The Company funded the costs of this acquisition through a senior credit facility (the "Senior Credit Facility") with KeyBank National Association, NationsBank, N.A. (South), CIBC, Inc., CoreStates Bank, N.A. and the Bank of New York. The Company will pay Bull Run Corporation, an affiliate of the Company, a fee equal to 1% of the purchase price for services performed in connection with this acquisition.

The terms of the acquisition, including the consideration paid by the Company therefore, were determined in arms-length negotiations between the Company and the Seller.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

The following unaudited interim financial statements of WITN-TV, Inc. are included in Appendix A hereto and incorporated herein by reference:

         Condensed Balance Sheet as of June 30, 1997 (unaudited)
         Condensed Statements of Operations for the six months ended June 30, 1997 and 1996 (unaudited)
         Condensed Statements of Cash Flows for the six months ended June 30, 1997 and 1996 (unaudited)
         Note to Condensed
         Financial Statements (unaudited)

The following audited financial statements of WITN-TV, Inc. are included in Appendix B hereto and incorporated herein by reference:

         Independent Auditors' Report
         Balance Sheets as of December 31, 1996 and 1995
         Statements of Income for the years ended December 31, 1996 and 1995 Statements of Stockholder's Equity for the years ended December 31, 1996 and 1995
         Statements of Cash Flows for the years ended December 31, 1996 and 1995 Notes to Financial Statements

(b) Pro Forma Financial Information.

The pro forma financial information is included in Appendix C hereto and incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Gray Communications Systems, Inc.



                                    By:   /s/ William A. Fielder, III
                                          ----------------------------
                                              William A. Fielder, III
                                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Date:  October 13, 1997

                                   APPENDIX A

                                  WITN-TV, Inc.
                       Condensed Balance Sheet (unaudited)
                                  June 30, 1997

ASSETS
CURRENT ASSETS
    Cash                                                           $ 102,428
    Trade accounts receivable, less allowance for doubtful
       accounts of $99,077                                         1,364,320
    Program broadcast rights                                          94,217
    Other current assets                                              43,003
                                                                ------------
       Total current assets                                        1,603,968

PROPERTY, PLANT AND EQUIPMENT, net                                 2,156,643

OTHER ASSETS
    FCC licenses and network affiliation rights, net              36,161,314
    Other invested assets                                             35,631
                                                                ------------
                                                                  36,196,945
                                                                ------------
                                                                $ 39,957,556
                                                                ============

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
    Program broadcast obligations                                   $ 92,897
    Trade accounts payable                                            63,541
    Intercompany payable                                             608,891
    Accrued interest                                                 951,502
    Accrued expenses                                                  18,375
                                                                ------------
       Total current liabilities                                   1,735,206

INTERCOMPANY NOTES PAYABLE                                        38,379,907

STOCKHOLDER'S EQUITY (DEFICIT)
    Preferred stock, $10 par value; 25,000 shares
       authorized; zero share issued                                      -0-
    Common stock,  $10 par value; 25,000 shares
       authorized; 24,800 shares issued and outstanding              248,000
    Retained (deficit)                                              (405,557)
                                                                ------------
                                                                    (157,557)
                                                                ------------
                                                                 (39,957,556)
                                                                 ===========
            See note to condensed financial statements

                                  WITN-TV, Inc.
                 Condensed Statements of Operations (unaudited)





                                                                               Six Months Ended
                                                                                    June 30,
                                                                             1997               1996
                                                                          -------------      ------------

REVENUES
    Total gross revenues                                                   $ 4,468,921        $ 4,499,307
    Less total commissions                                                    (564,399)          (621,606)
                                                                          -------------      ------------
       Net revenues                                                          3,904,522          3,877,701

EXPENSES
    Program                                                                    511,969            492,080
    Sales                                                                      556,600            503,597
    Engineering                                                                266,378            274,245
    News                                                                       606,053            596,608
    General and administrative                                                 296,065            365,780
    Depreciation and amortization                                              545,474            431,165
    Other                                                                       82,353             94,530
                                                                          -------------      ------------
                                                                             2,864,892          2,758,005
                                                                          -------------      ------------
                                                                             1,039,630          1,119,696
                                                                          -------------      ------------

Other expense (income):
    Corporate management fees                                                   93,612             32,526
    Other expense (income)                                                      (4,151)                -0-
                                                                          -------------      ------------
       Total other expenses                                                     89,461             32,526
                                                                          -------------      ------------
                                                                               950,169          1,087,170
Interest expense                                                               951,502                -0-
                                                                          -------------      ------------

         INCOME (LOSS) BEFORE INCOME TAXES                                      (1,333)         1,087,170
Federal and state income tax expense (benefit)                                    (103)            60,000
                                                                          -------------      ------------
         NET INCOME (LOSS)                                                    $ (1,230)       $ 1,027,170
                                                                          =============       ============


SEE NOTE TO CONDENSED FINANCIAL STATEMENTS


                                  WITN-TV, Inc.
                 Condensed Statements of Cash Flows (unaudited)


                                                                               Six Months Ended
                                                                                   June 30,
                                                                               1997               1996
                                                                           ------------      ------------

OPERATING ACTIVITIES
Net income (loss)                                                             $ (1,230)       $ 1,027,170
Items which did not use (provide) cash:
    Depreciation                                                               191,331            174,321
    Amortization of intangible assets                                          354,143            256,844
    (Gain) on disposal of assets                                                (5,053)                -0-
    Deferred income taxes                                                      (62,072)                -0-
    Changes in operating assets and liabilities:
       Receivables, film rights and other current assets                       484,437         (1,079,119)
       Accounts payable, film liabilities and other liabilities              1,189,243             45,515
                                                                           ------------      ------------

                            NET CASH PROVIDED BY OPERATING ACTIVITIES        2,150,799            424,731

INVESTING ACTIVITIES
    Purchase of intangible assets in connection with
       the purchase by Raycom - US, Inc.                                   (39,575,963)                -0-
    Purchase of property and equipment                                        (101,089)          (431,345)
    Proceeds from sale of assets                                                 5,053                 -0-
    Other                                                                       (8,085)                -0-
                                                                           ------------      ------------

                                    CASH USED IN INVESTING ACTIVITIES      (39,680,084)          (431,345)

FINANCING ACTIVITIES
    Borrowings on intercompany notes payable                                38,379,907                 -0-
    Return of capital - net                                                   (973,220)                -0-
                                                                           ------------      ------------

                            NET CASH PROVIDED BY FINANCING ACTIVITIES       37,406,687                 -0-
                                                                           ------------      ------------


DECREASE IN CASH AND CASH EQUIVILENTS                                         (122,598)            (6,614)
    Cash and cash equivalents at beginning of period                           225,026             85,624
                                                                           ------------      ------------

                                            CASH AND CASH EQUIVILENTS
                                                     AT END OF PERIOD        $ 102,428           $ 79,010
                                                                           ============      ============





SEE NOTE TO CONDENSED FINANCIAL STATEMENTS

                                  WITN-TV, INC.
               NOTE TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                             JUNE 30, 1996 AND 1997


A.  BASIS OF PRESENTATION

         The accompanying unaudited condensed financial statements of WITN-TV, Inc. ("WITN") have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the audited financial statements and footnotes for the years ended December 31, 1996 and 1995 included elsewhere herein.

         WITN was purchased by AFLAC Broadcast Group, Inc. (AFBG) on July 1, 1985 from North Carolina Television. AFBG is a wholly owned subsidiary of AFLAC Incorporated. WITN was purchased from AFBG by Raycom - U.S., Inc. (Raycom) on April 15, 1997. The purchase by Raycom resulted in an increase of $21.9 million in FCC licenses and network affiliation rights and the recording of $38.4 million in intercompany notes payable.

         Current Federal Communications Commission rules do not allow Raycom's continued ownership. Accordingly, the operations and certain assets of WITN were sold to Gray Communications Systems, Inc. on August 1, 1997.

                                   APPENDIX B

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                              Financial Statements

                           December 31, 1996 and 1995


                    With Independent Auditors' Report Thereon

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
WITN-TV, Inc.:


We have audited the accompanying balance sheets of WITN-TV, Inc. (a wholly owned subsidiary of AFLAC Broadcast Group, Inc.) as of December 31, 1996 and 1995, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WITN-TV, Inc. at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



KPMG PEAT MARWICK LLP
January 29, 1997
Atlanta, Georgia

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                                 Balance Sheets

                           December 31, 1996 and 1995




                                   Assets                               1996          1995
                                   ------                               ----          ----
Current assets:
       Cash                                                         $   225,026        85,624
       Trade accounts receivable, less allowance for doubtful
          accounts of $20,606 and $33,898 in 1996 and 1995,
          respectively                                                1,666,293     1,286,648
       Broadcast program rights                                         250,704       218,324
       Other current assets                                              52,648       193,760
       Intercompany receivable                                             --       3,202,590
                                                                    -----------   -----------
               Total current assets
                                                                      2,194,671     4,986,946

Land                                                                     66,988        66,988
Buildings and improvements at cost, less accumulated depreciation
       of $526,302 and $484,487 in 1996 and 1995, respectively          393,253       435,068
Furniture and equipment, primarily transmission towers
       and studio equipment, at cost, less accumulated
       depreciation of $3,428,840 and $3,691,980 in
       1996 and 1995, respectively                                    1,786,643     1,487,014

Other assets:
       Broadcast program rights, excluding current portion               16,332        32,824
       FCC licenses and network affiliation rights, net of
         accumulated amortization of $5,908,805 and
         $5,395,117 in 1996 and 1995, respectively                   14,640,110    15,153,798
       Other invested assets                                             27,547        29,014
                                                                    -----------   -----------


                                                                    $19,125,544    22,191,652
                                                                    ===========   ===========


See accompanying notes to financial statements.


                                       B-3





                      Liabilities and Stockholder's Equity               1996              1995
                      ------------------------------------               ----              ----

Current liabilities:
    Current portion of broadcast program liabilities                $      248,724          268,866
    Accounts payable                                                        96,144           72,802
    Accrued expenses                                                       185,093          175,581
    Income taxes                                                                -            (3,064)
                                                                      ------------    -------------
           Total current liabilities                                       529,961          514,185

Noncurrent portion of:
    Broadcast program liabilities                                           16,002           30,514
    Deferred income taxes                                                   62,072           65,136

Commitments and contingencies (notes 3, 4, and 7)
                                                                      ------------    -------------
           Total liabilities                                               608,035          609,835
                                                                      ------------    -------------

Stockholder's equity:
    Preferred stock, $10 par value.  25,000 shares
      authorized, zero shares issued                                            -                -
    Common stock, $10 par value.  25,000 shares
      authorized, 24,800 shares issued and outstanding                     248,000          248,000
    Additional paid-in capital                                          27,205,275       32,835,606
    Accumulated deficit                                                 (8,935,766)     (11,501,789)
                                                                      ------------       ----------
           Total stockholder's equity                                   18,517,509       21,581,817

                                                                      ------------       ----------
                                                                    $   19,125,544       22,191,652
                                                                        ==========       ==========


                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                              Statements of Income

                     Years ended December 31, 1996 and 1995



                                                                                      1996              1995
                                                                                      ----              ----

Revenue:
    Total gross revenue                                                         $     9,813,453        7,872,678
    Less total commissions                                                           (1,382,187)      (1,065,046)
                                                                                      ---------        ---------
           Net revenue                                                                8,431,266        6,807,632
                                                                                      ---------        ---------

Operating expenses:
    Program                                                                             996,882          852,389
    Sales                                                                             1,038,204          981,200
    Engineering                                                                         578,983          536,224
    News                                                                              1,217,035        1,083,765
    General and administrative                                                          804,823          686,127
    Depreciation and amortization                                                       876,712          890,472
    Other                                                                               163,191           57,305
                                                                                   ------------     ------------
           Total operating expenses                                                   5,675,830        5,087,482
                                                                                      ---------        ---------

           Net operating income                                                       2,755,436        1,720,150
                                                                                      ---------        ---------

Other expense (income):
    Corporate management fees                                                            37,947           65,052
    Other expense (income)                                                                1,466           25,276
                                                                                   ------------     ------------
           Total other expense                                                           39,413           90,328
                                                                                   ------------     ------------

           Net income before income taxes                                             2,716,023        1,629,822

State income tax expense                                                                150,000               -
                                                                                   ------------     -----------

           Net income                                                           $     2,566,023        1,629,822
                                                                                      =========        =========



See accompanying notes to financial statements.

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                       Statements of Stockholder's Equity

                     Years ended December 31, 1996 and 1995




                                                    Common stock        Additional
                                               Number                     paid-in       Accumulated
                                              of shares      Amount       capital         deficit         Total

December 31, 1994                              24,800     $   248,000    32,835,606   (13,131,611)    19,951,995
Net income                                         -               -             -      1,629,822      1,629,822
                                               ------        --------   -----------   -----------    -----------
December 31, 1995                              24,800         248,000    32,835,606   (11,501,789)    21,581,817

Net income                                         -               -             -      2,566,023      2,566,023
Return of capital                                  -               -     (5,630,331)           -      (5,630,331)
                                               ------        --------    ----------   -----------    -----------

December 31, 1996                              24,800     $   248,000    27,205,275    (8,935,766)    18,517,509
                                               ======         =======    ==========   ===========     ==========



See accompanying notes to financial statements.

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                            Statements of Cash Flows

                     Years ended December 31, 1996 and 1995




                                                                                      1996              1995
                                                                                      ----              ----

Cash flows from operating activities:
    Net income                                                                       $2,566,023        1,629,822

    Adjustments to reconcile net earnings to net cash provided by operating activities:
        Depreciation of property and equipment                                          363,024          376,784
        Amortization of intangible assets                                               513,688          513,688
        Loss (gain) on sale of equipment                                                    954             (660)
        Change in:
          Accounts receivable                                                          (379,645)        (242,714)
          Broadcast program rights                                                      (15,888)         (24,546)
          Liability for broadcast program rights                                        (34,654)        (103,307)
          Other current assets                                                          141,112           (2,083)
          Accounts payable                                                               23,342          (30,716)
          Accrued expenses                                                                9,512          (10,668)
          Income taxes payable                                                               -            (3,064)
          Deferred income taxes                                                              -            32,409
                                                                                   ------------     ------------
                Total adjustments                                                       621,445          505,123
                                                                                   ------------     ------------

                Net cash provided by operating activities                             3,187,468        2,134,945
                                                                                      ---------        ---------

Cash flows from investing activities:
    Additions to property, plant, and equipment                                        (621,792)        (486,247)
    Proceeds from sales of property, plant, and equipment                                    -            17,479
    Decrease (increase) in other invested assets                                          1,467           (4,070)
                                                                                   ------------     ------------
                Net cash used in investing activities                                  (620,325)        (472,838)
                                                                                   ------------     ------------

Cash flows from financing activities:
    Decrease (increase) in intercompany receivables                                   3,202,590       (1,664,565)
    Return of capital                                                                (5,630,331)              -
                                                                                      ---------     -----------
                Net cash used in financing activities                                (2,427,741)      (1,664,565)
                                                                                      ---------        ---------

                Net change                                                              139,402           (2,458)

Cash at beginning of year                                                                85,624           88,082
                                                                                   ------------     ------------

Cash at end of year                                                             $       225,026           85,624
                                                                                   ============     ============

Supplemental disclosure of cash flow information -
    income taxes paid                                                           $       150,000               -
                                                                                   ============     ===========


See accompanying notes to financial statements.

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                          Notes to Financial Statements

                           December 31, 1996 and 1995


(1)    Summary of Significant Accounting Policies

       (a)   Basis of Presentation

             WITN-TV, Inc. (the "Station") was purchased on July 1, 1985 from North Carolina Television. The Station is 100% owned by AFLAC Broadcast Group, Inc. (AFBG). AFBG is a wholly owned subsidiary of AFLAC Incorporated.

             In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

       (b)   Nature of Operations

             The Station operates in North Carolina, selling advertising time to a variety of customers.

             The Station is subject to regulation by the Federal Communications Commission (FCC).

             FCC License Rights

               The Station has a license agreement with the Federal Communications Commission (FCC) which grants the Station the right to use the public airwaves for distribution by electronic transmission of news, entertainment programming, advertising information, and public information announcements in a specified geographic area using a specific frequency, effective radiated power, and broadcast tower height. The term of the license is five years and is renewable for indefinite subsequent five-year periods upon satisfying certain renewal requirements.

               Network Affiliation Rights

               A network affiliation agreement gives the Station the exclusive right to broadcast network programming within the Station's FCC-licensed geographic service areas. This programming enables the Station to attract much larger audiences than a station without a network affiliation. These network audiences also make up "lead-in" audiences for locally produced programs in time periods adjacent to network program periods with the result that the stations can sell advertising at higher rates during these periods. The network also provides management and operational guidance to the Station, the right to use network trade names and logos in station promotions, and local station promotion by network on-air personalities.

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                          Notes to Financial Statements


             The Station is subject to various risks in the conduct of its business, including, but not limited to, FCC license risk, network affiliation risk, and "talent" risk. The Station mitigates these risks by retaining an FCC attorney to notify the Station of any possible noncompliance or of any changes to the FCC regulations and by utilizing various programs to maintain relations with the network and on-air "talent."

       (c)   Method of Accounting

             The accompanying financial statements have been prepared on the accrual basis of accounting. The Station also reports its operating results for income tax purposes on the accrual basis.

       (d)   Furniture and Equipment

             Furniture and equipment is recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives of from 20 to 50 years for buildings, from three to ten years for furniture and equipment, and from ten to 20 years for broadcasting towers.

             Expenditures for repairs and maintenance which do not materially extend the useful lives of property are charged to expense as incurred.

       (e)   Broadcast Program Rights

             Broadcast program rights represent amounts paid or payable to program suppliers for the limited rights to broadcast the suppliers' programming, and are recorded when the license period begins.

             Broadcast program rights under film contracts are generally limited to a contract period or a specific number of showings. Program rights are generally amortized to expense based on the straight-line method over the contract period or actual program usage since multiple showings are expected to generate similar revenues. Rights expected to be amortized within one year are classified as current assets. The liabilities under these contracts are recorded at the gross amount of the payments due, and are classified as current or noncurrent in accordance with payment terms.

       (f)   FCC Licenses and Network Affiliation Rights

             The carrying value of the FCC licenses and network affiliation rights in the accompanying balance sheet is the difference between the total purchase price of the television business and other identified assets at the time of original purchase of the Station by AFBG, less amortization using the straight-line method over 40 years.

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                          Notes to Financial Statements


       (g)   Income Taxes

             The Station joins in the filing of a consolidated U.S. Federal income tax return with AFLAC Incorporated, which allocates current income taxes to each subsidiary based on the taxes that each entity would pay if it filed a separate Federal income tax return. Deferred income taxes are allocated based on consolidated income taxes for AFLAC Incorporated.

(2)    Transactions with Affiliates

       The Station has executed a management agreement with AFBG to undertake the management and operation of the Station. The total fees paid amounted to $37,947 and $65,052 in 1996 and 1995, respectively.

       The Company had a receivable from AFBG of $-0- and $3,202,590 at December 31, 1996 and 1995, respectively. In lieu of a cash settlement for the receivable from AFBG, during 1996, the receivable was extinguished through a return of capital in the amount of $5.6 million.

(3)    Broadcast Program Liabilities

       The Station has incurred payment obligations in connection with purchases of broadcast program rights. Scheduled contractual payments under these contracts are as follows:

                   Year ending
                  December 31,

                   1998                                              $    1,120
                   1999                                                  14,882
                                                                       --------

                         Total noncurrent liability                  $   16,002
                                                                       ========

                         Current portion due within one year        $  248,724
                                                                      =========

       At December 31, 1996, the Station is committed under executed license agreements for programming totaling $292,575 covering broadcast periods beginning after December 31, 1996.

(4)    Employee Pension Plan

       The Station participates in a defined benefit pension plan sponsored by AFBG that covers substantially all of the Station's employees. The retirement benefits are based on years of service and salary during the last five years preceding retirement. It is AFBG's general policy to annually fund through a trust the accrued costs (calculated under the frozen entry age actuarial cost method) for the plan to the extent deductible for Federal income tax purposes.

                                  WITN-TV, INC.
           (A wholly owned subsidiary of AFLAC Broadcast Group, Inc.)

                          Notes to Financial Statements


(5)    Financial Instruments

       The carrying amounts for cash, accounts receivable, and accounts payable approximate their fair values due to the short-term nature of these instruments.

       The Station has no derivative instruments.

(6)    Sale of Station

       On August 13, 1996, AFLAC Incorporated, the parent company, signed a binding letter of intent to sell its broadcast division business, including the Station, to Raycom Media, Inc. Management expects the sale will close during the first half of 1997, pending approval by the FCC.

(7)    Contingencies

       The Station is a defendant in various litigation considered to be in the normal course of business. Although the final results of any litigation cannot be predicted with certainty, the Station is vigorously defending its position and believes the outcome of the litigation will not have a material adverse effect on the financial position of the Station.

                                   APPENDIX C

                        GRAY COMMUNICATIONS SYSTEMS, INC.
     PRO FORMA CONDENSED COMBINED BALANCE SHEET - JUNE 30, 1997 (UNAUDITED)

         The following unaudited pro forma condensed combined balance sheet of the Company as of June 30, 1997 is based on the condensed historical consolidated balance sheet of the Company and the balance sheet of WITN. The unaudited pro forma condensed combined balance sheet gives effect to the WITN Acquisition under the purchase method of accounting and is based on a preliminary allocation of the purchase price reflecting the assumptions and the adjustments described in the accompanying notes.

         This unaudited pro forma condensed combined balance sheet does not purport to represent the Company's actual financial position that would have been reported had the WITN Acquisition occurred on June 30, 1997.

         The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. This unaudited pro forma condensed combined balance sheet should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1996 (as filed in the Company's annual report on Form 10-K for the year ended December 31,
1996) and for the quarter ended June 30, 1997 (as filed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997).

                        Gray Communications Systems, Inc.
             Pro Forma Condensed Combined Balance Sheet (unaudited)
                                  June 30, 1997
                        (In thousands, except share data)



                                                                                           Pro Forma
                                                                                          Adjustments
                                                                                           for WITN         Pro Forma
                                                               Company    WITN-TV, Inc.    Acquisition       Combined (6)
                                                            ------------  ------------- ---------------    ------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                   $ 523         $ 102     $ (102) (1)            $ 523
    Trade accounts receivable, less allowance
        for doubtful accounts                                  16,700         1,364         -0-               18,064
    Recoverable income taxes                                    4,166            -0-        -0-                4,166
    Inventories                                                   504            -0-        -0-                  504
    Current portion of program broadcast rights                 1,505            94         -0-                1,599
    Other current assets                                          947            44        (44)  (1)             947
                                                            ------------  ------------- ---------------    ------------
        Total current assets                                   24,345         1,604       (146)               25,803
PROPERTY AND EQUIPMENT - NET                                   39,838         2,157        723   (2)          42,718
OTHER ASSETS
    Deferred acquisition costs                                    485            -0-      (372)  (2)             113
    Deferred loan costs                                         8,665            -0-        -0-                8,665
    Goodwill and other intangibles                            229,052        36,161        891   (2)         266,104
    Other                                                       1,625            36        (36)                1,625
                                                            ------------  ------------- ---------------    ------------
        Total other assets                                    239,827        36,197        483               276,507
                                                            ------------  ------------- ---------------    ------------
                                                            $ 304,010      $ 39,958    $ 1,060             $ 345,028
                                                            ============  ============= ===============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Trade accounts payable                                    $ 3,883          $ 63      $ (63)  (1)         $ 3,883
    Intercompany payable                                          -0-           609       (609)  (1)              -0-
    Accrued expenses                                            7,362            19        (19)  (1)           7,662
                                                                                           300   (2)
    Accrued interest                                            4,385           952       (952)  (1)           4,385
    Current portion of program broadcast obligations            1,822            93         -0-                1,915
    Deferred revenue                                            1,818            -0-        -0-                1,818
    Current portion of long-term debt                             345            -0-        -0-                  345
                                                            ------------  ------------- ---------------    ------------
           Total current liabilities                           19,615         1,736     (1,343)               20,008
LONG-TERM DEBT                                                181,282            -0-    40,637   (3)         221,919
INTERCOMPANY NOTES PAYABLE                                         -0-       38,380    (38,380)  (1)              -0-
OTHER LONG-TERM LIABILITIES                                     7,808            -0-       (12)  (2)           7,796
STOCKHOLDERS' EQUITY
    Serial Preferred Stock                                     20,000            -0-        -0-               20,000
    Class A Common Stock, no par value                          9,829            -0-        -0-                9,829
    Class B Common Stock, no par value                         66,283            -0-        -0-               66,283
    Common Stock, $10 par value                                    -0-          248       (248)  (2)              -0-
    Retained earnings                                           9,691          (406)       406   (2)           9,691
                                                            ------------  ------------- ---------------    ------------
                                                              105,803          (158)       158               105,803
    Treasury tock:
        Class A Common Stock                                   (7,758)           -0-        -0-               (7,758)
        Class B Common Stock                                   (2,740)           -0-        -0-               (2,740)
                                                            ------------  ------------- ---------------    ------------
                                                               95,305          (158)       158                95,305
                                                            ------------  ------------- ---------------    ------------
                                                            $ 304,010      $ 39,958    $ 1,060             $ 345,028
                                                            ============  ============= ===============    ============




SEE NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

                        GRAY COMMUNICATIONS SYSTEMS, INC.
         NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                  JUNE 30, 1997

1. Reflects the elimination of i) assets of WITN that were not included in the WITN Acquisition and ii) liabilities of WITN not assumed by the Company in the WITN Acquisition.

2. Reflects the WITN Acquisition by the Company and a preliminary allocation of the purchase price to the tangible assets and liabilities using estimates of current fair market value. The excess of purchase price over amounts allocated to the net tangible assets will be amortized on a straight-line basis over a 40 year period.

3. Reflects the additional borrowings of $40.6 million under the Company's Senior Credit Facility to fund the WITN Acquisition.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
   NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED) (CONTINUED)
                                  JUNE 30, 1997

4. In connection with the First American Acquisition, the Federal Communications Commission (the "FCC") ordered the Company to apply for FCC approval to divest itself of WALB-TV ("WALB") in Albany, Georgia and WJHG-TV ("WJHG") in Panama City, Florida by March 31, 1997 to comply with regulations governing common ownership of television stations with overlapping service areas. The FCC is currently reexamining these regulations, and if it revises them in accordance with the interim policy it has adopted, divestiture of WJHG would not be required. Accordingly, the Company requested and in July of 1997 received an extension of the divestiture deadline with regard to WJHG conditioned upon the outcome of the rulemaking proceedings. It can not be determined when the FCC will complete its rulemaking on this subject. Also in July of 1997, the Company obtained FCC approval to transfer control of WALB to a trust with a view towards the trustee effecting i) a swap of WALB's assets for assets of one or more television stations of comparable value and with comparable broadcast cash flow in a transaction qualifying for deferred capital gains treatment under the "like-kind exchange" provision of Section 1031 of the Internal Revenue Code of 1986, or ii) a sale of such assets. Under the trust arrangement, the Company relinquished operating control of the station to a trustee while retaining the economic risks and benefits of ownership. If the trustee is required to effect a sale of WALB, the Company would incur a significant gain and related tax liability, the payment of which could have an adverse effect on the Company's ability to acquire comparable assets without incurring additional indebtedness. The FCC has allowed up to six months for the trustee to file an application seeking the agency's approval of a swap or sale. The approval process is expected to take between two and six months.

         Condensed unaudited balance sheets of WALB and WJHG are as follows (in thousands):

                                                               June 30, 1997
                                                           ---------------------
                                                              WALB         WJHG
                                                           ---------     -------
Current assets                                               $2,076       $1,024
Property and equipment                                        1,444          908
Other assets                                                     68            4
                                                             ------       ------

     Total assets                                            $3,588       $1,936
                                                             ======       ======

Current liabilities                                          $1,855       $  489
Other liabilities                                               209          -0-
Stockholder's equity                                          1,524        1,447
                                                             ------       ------
     Total liabilities and stockholder's
         equity                                              $3,588       $1,936
                                                             ======       ======

                        GRAY COMMUNICATIONS SYSTEMS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)

         On September 30, 1996, the Company purchased from First American Media, Inc. (the "First American Acquisition") substantially all of the assets used in the operation of two CBS-affiliated television stations, WCTV-TV serving Tallahassee, Florida/Thomasville, Georgia and WKXT-TV ("WKXT") in Knoxville, Tennessee, as well as those assets used in the operation of a satellite uplink and production services business and a communications and paging business (the "First American Business"). Subsequent to the First American Acquisition, the Company rebranded WKXT with the call letters WVLT as a component of its strategy to promote the station's upgraded news product. The purchase price of approximately $183.9 million consisted of $175.5 million in cash, $1.8 million in acquisition-related costs, and the assumption of approximately $6.6 million of liabilities. Based on the preliminary allocation of the purchase price, the excess of the purchase price over the fair value of net tangible assets acquired was approximately $159.8 million. The Company's Board of Directors agreed to pay Bull Run Corporation ("Bull Run"), a principal stockholder of the Company, a fee equal to $1.7 million for services performed in connection with the First American Acquisition.

       The First American Acquisition and the early retirement of the Company's existing bank credit facility (the "Old Credit Facility") and other senior indebtedness, were funded as follows: net proceeds of $66.1 million from the sale of 3.5 million shares of the Company's Class B Common Stock; net proceeds of $155.2 million from the sale of $160.0 million principal amount of the Company's 10 5/8% Senior Subordinated Notes due 2006 (the "Notes"); $16.9 million of borrowings under the Senior Credit Facility; and $10.0 million net proceeds from the sale of 1,000 shares of the Company's Series B Preferred Stock with warrants to purchase 500,000 shares of the Company's Class A Common Stock at $24 per share. The shares of Series B Preferred Stock were issued to Bull Run and to J. Mack Robinson, Chairman of the Board of Bull Run and President and Chief Executive Officer of the Company, and certain of his affiliates. The Company obtained an opinion from an investment banker as to the fairness of the terms of the sale of such Series B Preferred Stock with warrants. The Company also converted an 8% subordinated note due January 3, 2005 in the principal amount of $10.0 million (the "8% Note") into 1,000 shares of the Company's Series A Preferred Stock.

         The Company sold the assets of KTVE Inc. (the "KTVE Sale"), its NBC-affiliated television station, in Monroe, Louisiana/El Dorado, Arkansas to GOCOM Television of Ouachita, L.P. on August 20, 1996.

         The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 1996, is presented below and assumes that the KTVE Sale; the sale of 3.5 million shares of the Company's Class B Common Stock, the conversion of the 8% Note into 1,000 shares of the Company's Series A Preferred Stock and the sale of 1,000 shares of the Company's Series B Preferred Stock (the "Offering"); the sale of the Notes, the First American Acquisition and the WITN Acquisition occurred on January 1, 1996. This unaudited pro forma condensed combined statement of operations does not include an extraordinary loss of approximately $5.3 million ($3.2 million after taxes or $0.56 per common share) relating to deferred financing costs and prepayment fee associated with the retirement of a $25.0 million senior secured note with an institutional investor (the "Senior Note") and the Old Credit Facility.

         This unaudited pro forma condensed combined statement of operations does not purport to represent the Company's actual results of operations had these events occurred on January 1, 1996, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
          FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED) (CONTINUED)

This unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1996 (as filed in the Company's annual report on Form 10-K for the year ended December 31, 1996).

                        Gray Communications Systems, Inc.
        Pro Forma Condensed Combined Statement of Operations (unaudited)
                          Year Ended December 31, 1996
                     (in thousands, except per share data)





                                                                                                                        KTVE
                                                                                  Company           Offering            Sale
                                                                              --------------- --------------------- ------------
 OPERATING REVENUES
     Broadcasting (less agency commissions)                                     $ 54,981            $ -0-          $ (2,968)
     Publishing                                                                   22,845              -0-                -0-
     Paging                                                                        1,479              -0-                -0-
                                                                              --------------- --------------------- ------------
                                                                                  79,305                             (2,968)
 EXPENSES
     Broadcasting                                                                 32,438              -0-            (2,226)

     Publishing                                                                   17,949              -0-               -0-
     Paging                                                                        1,078              -0-               -0-
     Corporate and administrative                                                  3,219              -0-                -0-
     Depreciation                                                                  4,077              -0-              (279)
     Amortization of intangible assets                                             3,585            (201)   (1)          -0-
     Non-cash compensation paid in common stock                                      880              -0-                -0-
                                                                              --------------- --------------------- ------------
                                                                                  63,226            (201)            (2,505)
                                                                              --------------- --------------------- ------------
                                                                                  16,079             201               (463)
 Miscellaneous income and (expense), net                                           5,705              -0-            (5,673)
                                                                              --------------- --------------------- ------------
                                                                                  21,784             201             (6,136)
 Interest expense                                                                 11,689          (6,138)   (1)          -0-

                                                                              --------------- --------------------- ------------
                                  INCOME (LOSS) BEFORE MINORITY INTEREST,
                                    INCOME TAXES AND EXTRAORDINARY CHARGE         10,095           6,339             (6,136)
 Minority interests                                                                   -0-             -0-                -0-
 Federal and state income taxes (benefit)                                          4,416           2,532    (2)      (2,963)
                                                                              --------------- --------------------- ------------
                                INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE          5,679           3,807             (3,173)
 Extraordinary charge on extinguishment of debt                                    3,159          (3,159)                -0-
                                                                              --------------- --------------------- ------------
                                                               NET INCOME          2,520           6,966             (3,173)
 Preferred dividends                                                                 377           1,023    (3)          -0-
                                                                              --------------- --------------------- ------------
                                           NET INCOME (LOSS) AVAILABLE TO
                                                      COMMON STOCKHOLDERS        $ 2,143         $ 5,943           $ (3,173)
 Average shares outstanding (18)                                              ==============  ===================== ============
     Primary                                                                       5,626
                                                                              ==============
     Fully diluted                                                                 5,644
                                                                              ==============
 Primary and fully diluted earnings per common share:
     Income (loss) before extraordinary charge
       available to common stockholders                                           $ 0.94
     Extraordinary charge                                                          (0.56)
                                                                              ---------------
                                           NET INCOME (LOSS) AVAILABLE TO
                                                      COMMON STOCKHOLDERS         $ 0.38
                                                                              ==============




                                                                               Pro Forma    Phipps      Pro Forma   Pro Forma
                                                                                Company     Business    Adjustments   Company
                                                                              -----------  ----------   ------------- --------
 OPERATING REVENUES
     Broadcasting (less agency commissions)                                    $ 52,013   $ 17,163        $ -0-      $ 69,176
     Publishing                                                                  22,845         -0-         -0-        22,845
     Paging                                                                       1,479      4,040          -0-         5,519
                                                                              -----------  ----------   ------------- --------
                                                                                 76,337     21,203          -0-        97,540
 EXPENSES
     Broadcasting                                                                30,212      9,307      (1,212) (4)    38,925
                                                                                                           165  (5)
                                                                                                           158  (6)
                                                                                                           295  (7)
     Publishing                                                                  17,949         -0-         -0-        17,949
     Paging                                                                       1,078      3,345        (643) (4)     3,832
                                                                                                            52  (6)
     Corporate and administrative                                                 3,219      7,953      (7,953) (8)     3,219
     Depreciation                                                                 3,798      1,757         787  (9)     6,342
     Amortization of intangible assets                                            3,384        544       2,450 (10)     6,378
     Non-cash compensation paid in common stock                                     880         -0-         -0-           880
                                                                              -----------  ----------   ------------- --------
                                                                                 60,520     22,906      (5,901)        77,525
                                                                              -----------  ----------   ------------- --------
                                                                                 15,817     (1,703)      5,901         20,015
 Miscellaneous income and (expense), net                                             32         57          -0-            89
                                                                              -----------  ----------   ------------- --------
                                                                                 15,849     (1,646)      5,901         20,104
 Interest expense                                                                 5,551        279        (279)(11)    20,196
                                                                                                        14,645 (12)
                                                                              -----------  ----------   ------------- --------
                                  INCOME (LOSS) BEFORE MINORITY INTEREST,
                                    INCOME TAXES AND EXTRAORDINARY CHARGE        10,298     (1,925)     (8,465)           (92)
 Minority interests                                                                  -0-      (152)        152 (13)        -0-
 Federal and state income taxes (benefit)                                         3,985         -0-     (4,089) (2)      (104)
                                                                              -----------  ----------   ------------- --------
                                INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE         6,313     (1,773)     (4,528)            12
 Extraordinary charge on extinguishment of debt                                      -0-        -0-         -0-            -0-
                                                                              -----------  ----------   ------------- --------
                                                               NET INCOME         6,313     (1,773)     (4,528)            12
 Preferred dividends                                                              1,400         -0-         -0-         1,400
                                                                              -----------  ----------   ------------- --------

                                           NET INCOME (LOSS) AVAILABLE TO
                                                      COMMON STOCKHOLDERS       $ 4,913   $ (1,773)   $ (4,528)      $ (1,388)
                                                                              =========== =========   =========       ========
 Average shares outstanding (18)
     Primary                                                                      8,179                                 7,952
                                                                              ===========                             ========
     Fully diluted                                                                8,197                                 7,952
                                                                              ===========                             ========
 Primary and fully diluted earnings per common share:
     Income (loss) before extraordinary charge
       available to common stockholders                                          $ 0.60                               $ (0.17)
     Extraordinary charge                                                            -0-                                   -0-
                                                                              ===========                             ========
                                           NET INCOME (LOSS) AVAILABLE TO
                                                      COMMON STOCKHOLDERS        $ 0.60                               $ (0.17)
                                                                              ===========                             ========



                                                                                           Pro Forma
                                                                                           Adjustments
                                                                                             for WITN        Pro Forma
                                                                          WITN-TV, Inc.   Acquisition      Combined (19)
                                                                          -------------   ---------------  -------------
 OPERATING REVENUES
     Broadcasting (less agency commissions)                                $ 8,431         $ -0-         $ 77,607
     Publishing                                                                 -0-          -0-           22,845
     Paging                                                                     -0-          -0-            5,519
                                                                          -------------   ---------------  -------------
                                                                             8,431           -0-          105,971
 EXPENSES
     Broadcasting                                                            4,799           -0-           43,724



     Publishing                                                                 -0-          -0-           17,949
     Paging                                                                     -0-          -0-            3,832

     Corporate and administrative                                               38          (38)   (14)     3,219
     Depreciation                                                              363          112    (15)     6,817
     Amortization of intangible assets                                         514          415    (16)     7,307
     Non-cash compensation paid in common stock                                 -0-          -0-              880
                                                                          -------------   ---------------  -------------
                                                                             5,714          489            83,728
                                                                          -------------   ---------------  -------------
                                                                             2,717         (489)           22,243
 Miscellaneous income and (expense), net                                        (1)          -0-               88
                                                                          -------------   ---------------  -------------
                                                                             2,716         (489)           22,331
 Interest expense                                                               -0-       3,401    (17)    23,597

                                                                          -------------   ---------------  -------------
                                  INCOME (LOSS) BEFORE MINORITY INTEREST,
                                    INCOME TAXES AND EXTRAORDINARY CHARGE    2,716       (3,890)           (1,266)
 Minority interests                                                             -0-          -0-               -0-
 Federal and state income taxes (benefit)                                      150         (550)    (2)      (504)
                                                                          -------------   ---------------  -------------
                                INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE    2,566       (3,340)             (762)
 Extraordinary charge on extinguishment of debt                                 -0-          -0-               -0-
                                                                          -------------   ---------------  -------------
                                                               NET INCOME    2,566       (3,340)             (762)
 Preferred dividends                                                            -0-          -0-            1,400
                                                                          -------------   ---------------  -------------
                                           NET INCOME (LOSS) AVAILABLE TO
                                                      COMMON STOCKHOLDERS  $ 2,566     $ (3,340)         $ (2,162)
                                                                          =============  ================  =============
 Average shares outstanding (18)
     Primary                                                                                                7,952
                                                                                                           =============
     Fully diluted                                                                                          7,952
                                                                                                           =============
 Primary and fully diluted earnings per common share:
     Income (loss) before extraordinary charge
       available to common stockholders                                                                   $ (0.27)
     Extraordinary charge                                                                                      -0-
                                                                                                           -------------
                                           NET INCOME (LOSS) AVAILABLE TO
                                                      COMMON STOCKHOLDERS                                  $ (0.27)
                                                                                                           =============


                        GRAY COMMUNICATIONS SYSTEMS, INC.
          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)

1. Reflects decreased amortization of deferred financing costs in connection with retirement of the Senior Note. Also reflects decreased interest expense of $3.3 million on the Company's Old Credit Facility resulting from repayment of $45.3 million in principal at an estimated weighted average interest rate of 9.0% per annum from the proceeds of this Offering; decreased annual interest expense of $2.0 million resulting from the retirement of the Senior Note; and a reduction of interest expense of $800,000 on the 8% Note which was converted to Series A Preferred Stock.

2. Reflects the adjustment of the income tax provision to the estimated effective tax rate.

3.       Reflects dividends on the Company's Series A and Series B Preferred
         Stock.

4. Reflects the elimination of severance and vacation expense associated with the First American Acquisition. Such amounts will not be incurred by the Company in connection with its operations of the First American Business.

5. Reflects accounting and administrative expenses associated with the Company's operations of the First American Business subsequent to the First American Acquisition.

6. Reflects increased pension expense for the First American Business subsequent to the First American Acquisition.

7. Reflects increased annual tower rental expense of $393,000 associated with the operation of the First American Business.

8. Reflects the elimination of the corporate allocation to the First American Business. The Company in connection with its operations of the First American Business will not incur such amounts.

9. Reflects increased depreciation resulting from the change in asset lives in connection with the newly acquired property and equipment (at fair market value) of the First American Business.

10. Reflects annual amortization of intangible assets associated with the First American Acquisition over a 40-year period.

11. Reflects elimination of interest expense associated with the First American Business that will not be assumed by the Company.

12. Reflects assumed increased interest expense of $13.0 million on the Notes, which includes amortization expense of $500,000 resulting from the transaction costs relating to the issuance of the Notes, interest expense of $1.3 million relating to the additional borrowings under the Senior Credit Facility at an estimated rate of 8.5% plus amortization of additional deferred financing costs of $310,000.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED) (CONTINUED)

13. Reflects the elimination of minority interest associated with the First American Business, because such minority interests will be acquired as a part of the First American Acquisition.

14. Reflects the elimination of a corporate allocation from AFBG to WITN. The Company in connection with its operations of WITN will not incur such amounts.

15. Reflects increased depreciation resulting from the change in asset lives in connection with the newly acquired property and equipment (at fair market value) of WITN.

16. Reflects annual amortization of intangible assets associated with WITN over a 40-year period.

17. Reflects increased interest expense associated with the borrowing of $40.6 to fund the WITN Acquisition.

18. Average outstanding shares used to calculate pro forma earnings (loss) per share are based on weighted average common shares outstanding during the period, adjusted for the Offering.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED) (CONTINUED)


19. In connection with the First American Acquisition, the FCC ordered the Company to apply for FCC approval to divest itself of WALB-TV ("WALB") in Albany, Georgia and WJHG-TV ("WJHG") in Panama City, Florida by March 31, 1997 to comply with regulations governing common ownership of television stations with overlapping service areas. The FCC is currently reexamining these regulations, and if it revises them in accordance with the interim policy it has adopted, divestiture of WJHG would not be required. Accordingly, the Company requested and in July of 1997 received an extension of the divestiture deadline with regard to WJHG conditioned upon the outcome of the rulemaking proceedings. It can not be determined when the FCC will complete its rulemaking on this subject. Also in July of 1997, the Company obtained FCC approval to transfer control of WALB to a trust with a view towards the trustee effecting i) a swap of WALB's assets for assets of one or more television stations of comparable value and with comparable broadcast cash flow in a transaction qualifying for deferred capital gains treatment under the "like-kind exchange" provision of Section 1031 of the Internal Revenue Code of 1986, or ii) a sale of such assets. Under the trust arrangement, the Company relinquished operating control of the station to a trustee while retaining the economic risks and benefits of ownership. If the trustee is required to effect a sale of WALB, the Company would incur a significant gain and related tax liability, the payment of which could have an adverse effect on the Company's ability to acquire comparable assets without incurring additional indebtedness. The FCC has allowed up to six months for the trustee to file an application seeking the agency's approval of a swap or sale. The approval process is expected to take between two and six months.

         Condensed income statement data of WALB and WJHG are as follows:


                                                              Year Ended
                                                           December 31, 1996
                                                       -------------------------
                                                         WALB              WJHG
                                                       --------         --------
Broadcasting revenues                                   $10,611          $ 5,217
Expenses                                                  5,070            4,131
                                                        -------          -------
Operating income                                          5,541            1,086
Other income                                                  7                6
                                                        -------          -------
Income before income taxes                              $ 5,548          $ 1,092
                                                        =======          =======

Net income                                              $ 3,465          $   685
                                                        =======          =======

                        GRAY COMMUNICATIONS SYSTEMS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

         The following unaudited pro forma condensed combined statement of operations of the Company for the six months ended June 30, 1997 is based on the historical consolidated financial statements of the Company and the financial statements of WITN and are presented as if the WITN Acquisition had occurred on January 1, 1997. The unaudited pro forma condensed combined statement of operations gives effect to the WITN Acquisition under the purchase method of accounting and is based on a preliminary allocation of the purchase price and the assumptions and the adjustments described in the accompanying notes.

         This unaudited pro forma condensed combined statement of operations does not purport to represent the Company's actual results of operations that would have been reported had the WITN Acquisition occurred on January 1, 1997.

         The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. This unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1996 (as filed in the Company's annual report on Form 10-K for the year ended December 31, 1996) and for the quarter ended June 30, 1997 (as filed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997).

                        Gray Communications Systems, Inc.
        Pro Forma Condensed Combined Statement of Operations (unuadited)
                          Six Months Ended June 30,1997
                      (In thousands, except per share data)


                                                                                               Pro Forma
                                                                                              Adjustments
                                                                                               for WITN       Pro Forma
                                                               Company        WITN-TV, Inc.    Acquisition   Combined (7)
                                                            ---------------  ---------------  ------------- -------------

OPERATING REVENUES
    Broadcasting (less agency commissions)                        $ 33,768     $ 3,905        $ -0-         $ 37,673
    Publishing                                                      11,306          -0-         -0-           11,306
    Paging                                                           3,185          -0-         -0-            3,185
                                                            ---------------  ---------------  ------------- -------------
                                                                    48,259       3,905          -0-           52,164
EXPENSES
    Broadcasting                                                    19,299       2,319          -0-           21,618
    Publishing                                                       8,528          -0-         -0-            8,528
    Paging                                                           1,837          -0-         -0-            1,837
    Corporate and administrative                                     1,374          93         (93)   (1)      1,374
    Depreciation                                                     3,647         192          46    (2)      3,885
    Amortization of intangible assets                                3,113         354         106    (3)      3,573
                                                            ---------------  ---------------  ------------- -------------
                                                                    37,798       2,958          59            40,815
                                                            ---------------  ---------------  ------------- -------------
                                                                    10,461         947         (59)           11,349
Miscellaneous income and (expense), net                                (40)          4                           (36)
                                                            ---------------  ---------------  ------------- -------------
                                                                    10,421         951         (59)           11,313
Interest expense                                                    10,057         952         772    (4)     11,781
                                                            ---------------  ---------------  ------------- -------------

                          INCOME (LOSS) BEFORE INCOME TAXES            364          (1)       (831)             (468)
Federal and state income taxes (benefit)                               203          -0-       (362)   (5)       (159)
                                                            ---------------  ---------------  ------------- -------------

                                          NET INCOME (LOSS)            161          (1)       (469)             (309)
Preferred dividend                                                     700          -0-         -0-              700
                                                            ---------------  ---------------  ------------- -------------

                             NET INCOME (LOSS) AVAILABLE TO
                                        COMMON STOCKHOLDERS         $ (539)       $ (1)     $ (469)         $ (1,009)
                                                            ===============  ================ ============= =============


Average common shares outstanding (6):
    Primary                                                          7,891                                     7,891
                                                            ===============                                 =============
    Fully diluted                                                    7,891                                     7,891
                                                            ===============                                 =============

Loss per share available to common stockholders
    Primary                                                        $ (0.07)                                  $ (0.13)
                                                            ===============                                 =============
    Fully diluted                                                  $ (0.07)                                  $ (0.13)
                                                            ===============                                 =============





SEE NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                        GRAY COMMUNICATIONS SYSTEMS, INC.
          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

1. Reflects the elimination of a corporate allocation to WITN by its previous owner which will not be incurred by the Company.

2. Reflects increased depreciation resulting from the change in asset lives in connection with the preliminary allocation of the purchase price to the newly acquired property and equipment, at fair market value.

3. Reflects amortization of intangible assets associated with WITN over a 40-year period.

4. Reflects semiannual interest of $1.7 million for increased debt levels on the Company's Senior Credit Facility.

5. Reflects the adjustment of the income tax provision to the estimated effective tax rate.

6. Average outstanding shares used to calculate pro forma loss per share available to common stockholders are based upon weighted average common shares outstanding during the period.

                        GRAY COMMUNICATIONS SYSTEMS, INC.
          NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
         FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) (CONTINUED)

7. In connection with the First American Acquisition, the FCC ordered the Company to apply for FCC approval to divest itself of WALB-TV ("WALB") in Albany, Georgia and WJHG-TV ("WJHG") in Panama City, Florida by March 31, 1997 to comply with regulations governing common ownership of television stations with overlapping service areas. The FCC is currently reexamining these regulations, and if it revises them in accordance with the interim policy it has adopted, divestiture of WJHG would not be required. Accordingly, the Company requested and in July of 1997 received an extension of the divestiture deadline with regard to WJHG conditioned upon the outcome of the rulemaking proceedings. It can not be determined when the FCC will complete its rulemaking on this subject. Also in July of 1997, the Company obtained FCC approval to transfer control of WALB to a trust with a view towards the trustee effecting i) a swap of WALB's assets for assets of one or more television stations of comparable value and with comparable broadcast cash flow in a transaction qualifying for deferred capital gains treatment under the "like-kind exchange" provision of Section 1031 of the Internal Revenue Code of 1986, or ii) a sale of such assets. Under the trust arrangement, the Company relinquished operating control of the station to a trustee while retaining the economic risks and benefits of ownership. If the trustee is required to effect a sale of WALB, the Company would incur a significant gain and related tax liability, the payment of which could have an adverse effect on the Company's ability to acquire comparable assets without incurring additional indebtedness. The FCC has allowed up to six months for the trustee to file an application seeking the agency's approval of a swap or sale. The approval process is expected to take between two and six months.

         Condensed income statement data of WALB and WJHG are as follows:

                                                        Six Months Ended
                                                         June 30, 1997
                                                    -----------------------
                                                      WALB            WJHG
                                                     ------          ------
Broadcasting revenues                                $4,931          $2,441
Expenses                                              2,255           1,840
                                                     ------          ------
Operating income                                      2,676             601
Other income
                                                        -0-             -0-
                                                     ------          ------
Income before income taxes                           $2,676          $  601
                                                     ======          ======

Net income                                           $1,660          $  372
                                                     ======          ======